Exhibit 3.4

CERTIFICATE OF REGISTERED SERES OF MONROE CAPITAL

ASSET-BACKED FINANCE COMPANY, LP – SERIES II

This Certificate of Registered Series of Monroe Capital Asset-Backed Finance Company, LP — Series II (the “Series”), a registered series of Monroe Capital Asset-Backed Finance Company, LP, a Delaware limited partnership, dated as of February 18, 2026, is being duly executed and filed by Monroe Capital Asset-Backed Finance Company GP, LLC, being the sole general partner of the Series, to form a registered series under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.).

1.Name of Partnership. The name of the limited partnership is Monroe Capital Asset-Backed Finance Company, LP.

2.Name of Registered Series. The name of the registered series is Monroe Capital Asset-Backed Finance Company, LP — Series II.

3.General Partner. The name and the mailing address of the sole general partner of the Series are:

Monroe Capital Asset-Backed Finance Company GP, LLC

155 North Wacker Drive, 35th Floor, Chicago, IL 60606.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Registered Series as of the date first-above written.

Monroe Capital Asset-Backed Finance Company
GP, LLC, as general partner of the Series

By:	/s/ Peter Gruszka
Name:	Peter Gruszka
Title:	Authorized Person